Exhibit 4.6

CITY NATIONAL CORPORATION
9.625% Junior Subordinated Debt Securities due 2040

No. 1

$250,010,000

CUSIP No.

CITY NATIONAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Mellon Trust Company, N.A., the Institutional Trustee of CITY NATIONAL CAPITAL TRUST I, or registered assigns, the principal sum of two hundred fifty million ten thousand dollars ($250,010,000) on February 1, 2040.  The Company is authorized to direct payments to The Bank of New York Mellon Trust Company, N.A., in its capacity as paying agent under the Declaration of Trust (as defined below), or any other paying agent appointed under the terms of the Declaration of Trust.  The Company further promises to pay interest on said principal sum from December 8, 2009 or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for, semi-annually (subject to deferral as set forth herein) in arrears on February 1 and August 1 of each year, commencing August 1, 2010, at the rate of 9.625% per annum, until the principal hereof shall have become due and payable.  Interest payments not paid when due will themselves accrue additional interest at the annual rate of 9.625% on the amount of unpaid interest, to the extent permitted by law, compounded semi-annually.  The amount of interest payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months.  The amount of interest payable for any period shorter than a full period will be computed on the basis of a 30-day month period and, for periods less than a month, the actual number of days elapsed per 30-day month.  In the event that any date on which interest is payable on this Security is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay).  A “Business Day” shall mean any day other than a Saturday, Sunday, or any other day on which banking institutions in New York, New York are authorized or obligated by any applicable law or executive order to close.  The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be (i) the Business Day next preceding such Interest Payment Date if this Security is issued in the form of a Global Security, or (ii) the first day (whether or not a Business Day) of the month in which such Interest Payment Date occurs if this Security is not issued in the form of a Global Security.  Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not fewer than ten days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

So long as no Event of Default has occurred and is continuing, the Company shall have the right at any time and from time to time during the term of this Security to defer payment of interest on this Security for up to ten consecutive semi-annual interest payment periods with respect to each deferral period (each an “Extended Interest Payment Period”), but shall pay all interest then accrued and unpaid (together with interest thereon to the extent permitted by applicable law, compounded semi-annually at the rate specified in this Security) on the first Interest Payment Date following the termination of such Extended Interest Payment Period;  provided, however, that no Extended Interest Payment Period shall extend beyond the Stated Maturity of the principal of this Security.  Upon termination of any such Extended Interest Payment Period and upon the payment of all accrued and unpaid interest (including any Additional Interest) then due, the Company may elect to begin a new Extended Interest Payment Period, subject to the above requirements.  No interest shall be due and payable during an Extended Interest Payment Period except on the first Interest Payment Date thereafter.

During any Extended Interest Payment Period, the Company shall not, and shall not permit any Subsidiary of the Company to, (i) declare or pay any dividends or distributions or redeem, purchase, acquire or make a liquidation payment on any of the Company’s capital stock or the capital stock of its Subsidiaries or (ii) make any payment of principal of or interest or premium, if any, on, or repay, repurchase or redeem any debt securities of the Company (including other junior subordinated debt securities or other junior subordinated debt) that rank pari passu with or junior in interest to the Junior Subordinated Debt Securities or (iii) make any guarantee payments on any guarantee by the Company of the debt securities of any of its Subsidiaries (including under other guarantees of junior subordinated debt securities or other junior subordinated debt) if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debt Securities, other than, in the case of each of clauses (i), (ii) and (iii), (A) dividends or distributions in capital stock of the Company, (B) payments under the Guarantee with respect to the Trust Preferred Securities and the Common Securities of the Trust, (C) any declaration or payment of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan or the redemption or repurchase of any such rights pursuant thereto, (D) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants and (E) solely in the case of a Subsidiary of the Company, any declaration or payment of dividends or distributions on the capital stock of such Subsidiary to the Company or one of its Affiliates.

Payment of principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing at least 15 days before the relevant Interest Payment Date by the Person entitled thereto as specified in the Securities Register.

The Securities are not deposits or savings accounts.  The Securities are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency or instrumentality.  The Securities are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinated and subject in right of payments to the prior payment in full of all Senior Indebtedness (as such definition is modified in the First Supplemental Indenture with respect to this Security), and this Security is issued subject to the provisions of the Indenture with respect thereto.  Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes.  Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is made hereby to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

CITY NATIONAL CORPORATION

By:
Name:	Michael B. Cahill
Title:	Executive Vice President, General Counsel and Secretary

Attest:

Name:	Jean A. Cooper
Title:	Assistant Corporate Secretary

Dated:  December 8, 2009

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Junior Subordinated Indenture, dated as of December 8, 2009, as supplemented by the First Supplemental Indenture, dated as of December 8, 2009 (herein together called the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered.  This Security is one of the series designated on the face hereof, limited in aggregate principal amount of $250,010,000, issuable on one or more occasions.

All terms used in this Security that are defined in the Indenture or in the Amended and Restated Declaration of Trust, dated as of December 8, 2009 (the “Declaration of Trust”), for CITY NATIONAL CAPITAL TRUST I, among City National Corporation, as Sponsor, and the Trustees named therein, shall have the meanings assigned to them in the Indenture or the Declaration of Trust, as the case may be.

The Company may at any time, at its option, and subject to the terms and conditions of Article XI of the Indenture and Section 2.1(l) of the First Supplemental Indenture, and subject to prior approval by the Board of Governors of the Federal Reserve System if then required, redeem this Security in whole or in part at any time after February 1, 2015, without premium or penalty, at a redemption price equal to the greater of (x) 100% of the principal amount of the Junior Subordinated Debt Securities to be redeemed and (y) the present value of scheduled payments of principal and interest from the Redemption Date to February 1, 2040, on the Junior Subordinated Debt Securities to be redeemed, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (as defined below) plus a spread of 0.75%, in each case, plus an amount equal to accrued and unpaid interest thereon to the Redemption Date.

For purposes of the above:

“Treasury Rate” means the semi-annual equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated in accordance with standard market practice and computed as of the second trading day preceding the Redemption Date);

“Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Junior Subordinated Debt Securities being redeemed in a tender offer based on a spread to United States Treasury yields;

“Treasury Price” means the bid-side price for the Treasury Security as of the third trading day preceding the Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that trading day and designated

“Composite 3:30 p.m. Quotations for U.S. Government Securities,” except that:  (1) if that release (or any successor release) is not published or does not contain that price information on that trading day; or (2) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that trading day, then the Treasury Price will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the Treasury Dealer through such alternative means as the Treasury Dealer considers to be appropriate under the circumstances; and

“Treasury Dealer” means J.P. Morgan Securities Inc. (or its successor) or, if J.P. Morgan Securities Inc. (or its successor) refuses to act as Treasury Dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by the Company for these purposes.

Upon the occurrence and during the continuation of a Tax Event or a Capital Treatment Event in respect of a Trust, the Company may, at its option, at any time within 90 days of the occurrence of such Tax Event or Capital Treatment Event redeem this Security, in whole but not in part, subject to the provisions of Article XI of the Indenture, at a redemption price equal to the principal amount of the Junior Subordinated Debt Securities so redeemed plus an amount equal to accrued and unpaid interest thereon, including Additional Interest, if any, to the Redemption Date.  In the event of redemption of this Security in part only, a new Security or Securities of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of each series affected at the time outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Securities; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity of any Securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the Holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities, the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holders of each Security then outstanding and affected thereby.  The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of any series at the time outstanding affected thereby, on behalf of all of the Holders of the Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any of the Securities of such series.  Any such consent or waiver by the registered Holder of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Security and of any Security issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Securities of this series at the time Outstanding occurs and is continuing, then and in every such case (other than any Event of Default due to failure to pay principal or premium when due on the Securities) the Trustee or the Holders of not less that 25% in principal amount of the Outstanding Securities of this series may declare the principal amount of all the Securities of this series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), provided that, in the case of the Securities of this series issued to a Trust, if upon an Event of Default (other than any Event of Default due to failure to pay principal or premium when due on the Securities), the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of this series fails to declare the principal of all the Securities of this series to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Trust Preferred Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee; and upon any such declaration the principal amount of and the accrued interest (including Additional Interest) on all the Securities of this series shall become immediately due and payable, provided that the payment of principal and interest (including Additional Interest) on such Securities shall remain subordinated to the extent provided in Article XIV of the Indenture and Section 2.1(o) of the First Supplemental Indenture.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed (subject to the deferral rights of the Company described in the Indenture).

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Indenture duly endorsed by, or accompanied by written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.  No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration or transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of or the interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and in any multiple thereof.  As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for like aggregate principal amount of Securities of such series of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires beneficial interest in, this Security agree that for United States federal, state and local tax purposes it is intended that this Security constitute indebtedness.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

This is one of the Securities referred to in the mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:
Authorized Signatory

Dated:  December 8, 2009